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                            CERTIFICATE OF INCORPORATION
                                         OF
                           CONTINENTAL MERGER CORPORATION



    The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Delaware General Corporation Law, as amended, adopts the following Certificate of
Incorporation:

    ARTICLE ONE. The name of the corporation is Continental Merger Corporation (the "Corporation").

    ARTICLE TWO. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as from time to time amended.

    ARTICLE THREE. The aggregate number of shares of stock which the Corporation shall have authority to issue is one hundred shares of common stock with par value of $.01 per share.

    ARTICLE FOUR. The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws. The number of directors constituting the initial Board of Directors of the Corporation is one. The name and address of the person who is to serve as sole director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

    NAME                     ADDRESS

Charles M. Lillis            7800 E. Orchard Rd. Suite 200
                             Englewood, CO 80111


    ARTICLE FIVE. The address of the Corporation's initial registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation's initial registered agent at such address is The Corporation Trust Company.

    ARTICLE SIX. The provisions as to the management of the business and the conduct of the affairs of the Corporation shall be set forth in the Bylaws of the Corporation or as approved by the Board of Directors of the Corporation from time to time, and the same shall be in furtherance of and not in limitation or exclusion of the powers conferred by the law.

    ARTICLE SEVEN. A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omission which are not in good faith or which involve intentional


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misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware General Corporation Law or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

    ARTICLE EIGHT. The Corporation shall indemnify, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, all persons whom it may indemnify pursuant thereto.

    ARTICLE NINE. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation. Election of Director need not be by written ballot.

    ARTICLE TEN. The name and address of the incorporator is Stephen E. Brilz; 7800 E. Orchard Rd., Suite 480; Englewood, CO 80111.

    IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this 12th day of June 1996.

                                  /s/ Stephen E. Brilz
                                  ----------------------
                                  Stephen E. Brilz

STATE OF COLORADO       )
                        ) ss.
COUNTY OF JEFFERSON     )

    Before me, Shirley K. Jantz, a Notary Public in and for said County and State, personally appeared Stephen E. Brilz, who acknowledged before me that he signed the foregoing Certificate of Incorporation as the incorporator and that the facts contained therein are true.

    IN WITNESS WHEREOF, I have hereunto set my hand and seal this 12th day of June,1996

                                  /s/ Shirley K. Jantz
                                  ---------------------
                                  Notary Public

    My Commission Expires: March 31, 2000